Nicor Inc.
                                                                       Form 10-Q
                                                                   Exhibit 10.01

                  2004 LONG-TERM INCENTIVE PROGRAM
                  --------------------------------

In March 2004, the Compensation Committee approved the 2004 Long-Term Incentive Program, the participants and awards. Shown below is a full description of the Long-Term Program for 2004.

Summary of 2004 Long-Term Incentive Program
-------------------------------------------
o  Combination of Stock Options (SOs) and Performance Units(PUs).

o  SOs have a ten-year term.

o PUs are a percentage of base salary at the time of the award and would pay out based on the total shareholder return over at least a three-year performance period.

o  SOs and PUs are independent of each other.

o  The company will also make selected use of restricted stock.

Description of Stock Options
----------------------------
o  Option exercise price set at fair market value on date of grant.

o Options vest after one year and are generally exercisable after three years (100% in year three).

o  Options expire ten years from date of grant.

o  Options can be non-qualified stock options (NQSOs) or Incentive Stock Options
   (ISOs); Nicor plans to grant NQSOs in 2004.

Description of Performance Units
--------------------------------

o Each performance unit equals $1.00 and total units are a percentage of base salary at the time of the award. As an example, if the participant's base salary is $150,000 and their long-term target percentage attributable to Performance Units is 20%, their target award would be $30,000 or 30,000 Performance Units.

o Performance units will pay out in cash, except that a participant in the Stock Deferral Plan may elect to defer up to 50% of their payout into that plan. Deferral elections must meet the guidelines and timing of the Stock Deferral Plan to be effective.

How Performance Unit Payouts are Determined
-------------------------------------------
o  All performance units pay out at the end of at least three years.

o The payout is modified by a performance multiplier which ranges from 0% to 200%.

o The performance measure and multiplier are based on the Nicor total shareholder return (TSR) over the performance period, as compared to the performance of a utility industry peer group (S&P utility group).

o  The following schedule shows the proposed performance unit multiplier:

                Performance Unit Multiplier Schedule
                ------------------------------------
                                               Payout
                      Nicor TSR*               Multiple
                      ---------                --------
                  90th Percentile or higher    200%
                      75th Percentile          150%
                      60th Percentile          100%
                      50th Percentile           75%
                      40th Percentile           50%
                      25th Percentile           25%
                  Below 25th Percentile          0%


*Values between the data points will be interpolated.

Transferability
---------------
With Compensation Committee approval, stock options and performance units may be transferred, for no consideration, to or for the benefit of the participant's immediate family as defined in the plan. All terms and conditions remain applicable after transfer.

Termination Provisions
----------------------
In the case of death, disability or retirement:

o Nonexercised options and performance units held for more than one year (as of the date of death, disability or retirement) will be exercisable and/or will be eligible for payout at the end of the period.

o The full number of performance units will pay out at the end of the performance cycle, based on the normal per-unit performance/pay out guidelines.

o  Vested options will remain exercisable for ten years after the date of grant.

o  The Compensation Committee can override these provisions at its discretion.



In the case of termination of employment for any other reason, there will be no accelerated vesting of unvested options and performance units. Options held less than one year and performance units held less than three years are immediately cancelled. Options held for one year or longer will become exercisable for three months after the date of termination. The Compensation Committee can override these provisions at its discretion.







                                                          Nicor Human Resources
                                                                     March 2004